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CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                          U.S. PHYSICAL THERAPY, INC.

                OFFER TO PURCHASE FOR CASH UP TO 500,000 SHARES
                    OF ITS COMMON STOCK AT $11.00 PER SHARE

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       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
    5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 10, 2000, UNLESS THE
                              OFFER IS EXTENDED.
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JULY 11, 2000


TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

      In our capacity as Depositary, we are enclosing the material listed below relating to the offer of U.S. Physical Therapy, Inc., a Nevada corporation ("U.S. Physical Therapy"), to purchase up to 500,000 shares of its common stock, $.01 par value (the "Shares"), at a price of $11.00 per share in cash (the "Purchase Price") upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 11, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

      U.S. Physical Therapy will purchase all Shares properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tender provisions described in the Offer to Purchase. See Section 1 of the Offer to Purchase.

      The Purchase Price will be paid in cash with respect to all Shares purchased.

      All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration or conditional tender, will be returned at U.S. Physical Therapy's expense as promptly as practicable following the Expiration Date.

      THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

      We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. U.S. Physical Therapy will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

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         For your information and for forwarding to your clients, we are enclosing the following documents:

          l.  The Offer to Purchase.

          2. The Letter of Transmittal for your use and for the information of your clients.

          3. A letter to the stockholders of U.S. Physical Therapy from the Chairman of U.S. Physical Therapy.

          4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

          5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

          6. A return envelope addressed to Continental Stock Transfer & Trust Company, the Depositary.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, AUGUST 10, 2000, UNLESS THE OFFER IS EXTENDED.

      U.S. Physical Therapy will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. U.S. Physical Therapy will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. U.S. Physical Therapy will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

      As described in the Offer to Purchase, if more than 500,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section l of the Offer to Purchase, U.S. Physical Therapy will accept Shares for purchase in the following order of priority:

      (a) first, all Shares properly tendered and not validly withdrawn prior to the Expiration Date by any stockholder who owns beneficially an aggregate of 99 or fewer Shares (excluding Shares attributable to individual accounts under the Stock Option Plans (as defined in the Offer to Purchase)) who: (1) tenders all such Shares beneficially owned by such Odd Lot Holder (tenders of less than all shares owned by such stockholder will not qualify for this preference); and
(2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery;

      (b) second, after purchase of all of the foregoing shares in item (a) above, all Shares tendered properly and unconditionally and not validly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 and Section 6 of the Offer to Purchase;

      (c) third, all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase for which the condition was satisfied; and

      (d) fourth, if necessary, Shares conditionally tendered for which the condition was not satisfied initially selected by lot at random in accordance with Section 6 of the Offer to Purchase.

      THE BOARD OF DIRECTORS OF U.S. PHYSICAL THERAPY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER U.S. PHYSICAL THERAPY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO


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WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. U.S. PHYSICAL THERAPY
HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS AND ONLY ONE OF ITS EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.


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      Questions and requests for assistance or for additional copies of this
Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to J. Michael Mullin, Chief Financial Officer, U.S. Physical Therapy, Inc., 3040 Post Oak Blvd., Suite 222, Houston, Texas 77056 (telephone: (713) 297-7000).


                                                   Very truly yours,


                                                   CONTINENTAL STOCK TRANSFER &
                                                   TRUST COMPANY



     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF U.S. PHYSICAL THERAPY OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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